UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 10, 2019

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                             Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.03.  Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

Effective April 10, 2019, the Board of Directors (the “Board”) of Rite Aid Corporation (the “Company”) amended and restated the Company’s By-Laws (as so amended and restated, the “By-Laws”) to (1) permit special meetings of the stockholders of the Company to be called by stockholders of record holding at least 20% of the common stock of the Company; (2) add a requirement that a stockholder must request that the Board set a record date for stockholders to act by written consent; (3) add a requirement that all nominees for director provide a certain representation and agreement to the Company in order to be eligible for election; and (4) make certain other ministerial changes, each as described below.  The amendments to the By-Laws include the following:

●
Revisions to Article II, Section 3 to permit special meetings of the stockholders of the Company to be called by stockholders of record holding at least 20% of the common stock of the Company, subject to certain restrictions and limitations. Such request must be made in writing and include, among other things, (i) a statement of the specific purpose of the meeting and the reasons for conducting such business at the meeting; (ii) the information that would be required to be set forth in a stockholder’s notice of a nomination and/or notice of business proposed to be brought before a meeting pursuant to the Company’s By-Laws; (iii) a representation that each requesting stockholder, or one or more representatives of each such stockholder, intends to appear in person or by proxy at the special meeting; (iv) an agreement to notify the Company promptly in the event of any disposition prior to the record date for the special meeting and that any disposition of shares prior to the special meeting shall be deemed a revocation of such special meeting request with respect to such disposed shares; (v) the number of shares of common stock owned of record by each such stockholder; and (vi) documentary evidence that the requesting stockholders in the aggregate own at least 20% of the common stock of the Company (Article II, Section 3 (Special Meetings));

●
Revisions to Article II, Sections 5 and 16 and Article III, Section 1 to provide that, to be eligible for election as a director, a person must deliver a written representation and agreement that he or she, among other things, (i) is not and will not become a party to any agreement or understanding as to how such nominee, if elected, will act or vote on any issue that has not been disclosed; (ii) is not and will not become a party to any agreement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed; (iii) has read and will comply with certain Company policies; and (iv) will make such other acknowledgments and agreements and provide such information as the Board requires (Article II, Section 5 (Nomination of Directors), Article II, Section 16 (Proxy Access) and Article III, Section 1 (Number an Election of Directors; Qualifications)); and

•
Revisions to Article II, Section 11 and Article V, Section 5 to provide that any stockholder of record seeking to have stockholders take action by written consent must request the Board to fix a record date pursuant to a request that includes, among other things, a reasonably brief description of the action, the reasons for taking such action and any material interest in such action of each stockholder making the request, the text of the resolutions or consent proposed to be acted upon and a reasonably detailed description of all agreements, arrangements and understandings between or among any of the stockholders making such request in connection with the request or such action, and the Board shall fix such record date within ten days after the date on which a proper request is received (Article II, Section 11 (Consent of Stockholders in Lieu of Meeting) and Article V, Section 5 (Record Date)); and

●	Certain ministerial changes throughout the By-Laws, including to remove references to dates that have already occurred and to provide that the president shall not be a required officer of the Company.

The foregoing summary of the provisions of the By-Laws is qualified in its entirety by reference to the full text of the By-Laws, a copy of which is included as Exhibit 3.1 to this report and incorporated by reference herein.

Item 7.01.          Regulation FD Disclosure.

On April 10, 2019, the Company issued a press release announcing that the Board  determined to set a reverse stock split ratio of 1-for-20 for a reverse stock split of the Company’s outstanding shares of common stock, and a reduction in the number of authorized shares of the Company’s common stock by a corresponding ratio.  The Company’s common stock will begin trading on a split-adjusted basis on the New York Stock Exchange (NYSE) at the market open on April 22, 2019.  A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K.

The information (including Exhibit 99.1) being furnished pursuant to this “Item 7.01 Regulation FD Disclosure” shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
3.1	Amended and Restated By-Laws of Rite Aid Corporation, effective April 10, 2019
99.1	Press Release dated April 10, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 10, 2019	By:	/s/ James J. Comitale
	Name:	James J. Comitale
	Title:	Senior Vice President, General Counsel